As filed with the Securities and Exchange Commission on August 20, 2012

Registration No. 333-179434

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

Post-Effective Amendment No. 1
to

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

FX ALLIANCE INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-5845576 (I.R.S. Employer Identification No.)

909 Third Avenue, 10th Floor New York, New York (Address of Principal Executive Offices)	10022 (Zip Code)

FX Alliance Inc. 2012 Incentive Compensation Plan
FX Alliance Inc. 2006 Stock Option Plan

(Full title of the plans)

Philip Z. Weisberg
Chief Executive Officer
FX Alliance Inc.
909 Third Venue, 10th Floor
New York, New York 10022
(46) 268-9900
(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Joshua N. Korff
Christopher A. Kitchen

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act  (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

On February 9, 2012, FX Alliance Inc. (the “Registrant”), filed with the Securities and Exchange Commission a registration statement on Form S-8, Registration No. 333-179434 (the “Prior Registration Statement”), for the sale of 5,000,000 aggregate amount of shares of the Registrant’s common stock, $0.0001 per share (the “Common Stock”) under the FX Alliance Inc. 2012 Incentive Compensation Plan (the “2012 Plan”) and 4,788,984 additional shares of Common Stock under the FX Alliance Inc. 2006 Stock Option Plan (the “2006 Plan”).

The Registrant is filing this Post-Effective Amendment to the Registration Statement to deregister all securities that were previously registered and remain unsold or otherwise unissued under (i) the 2012 Plan, and (ii) the 2006 Plan, as the case may be, and for which the Prior Registration Statement had remained in effect.

Pursuant to the tender offer (the “Offer”) by CB Transaction Corp. (“Merger Sub”), a Delaware corporation and a direct wholly-owned subsidiary of Thomcorp Holdings Inc. (“Parent”), a Delaware corporation and indirect wholly-owned subsidiary of Thomson Reuters Corporation, a corporation under the laws of the Province of Ontario, Canada (“Thomson Reuters”), to purchase all of the Registrant’s outstanding shares of Common Stock (each a “Share” and collectively, the “Shares”) at a price per Share equal to $22.00 in cash, net to the seller, without interest and less taxes required to be withheld, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 18, 2012 (as amended or supplemented from time to time), and in the related Letter of Transmittal (as amended or supplemented from time to time). The Offer is described in a Tender Offer Statement on Schedule TO (as amended or supplemented from time to time), filed by Merger Sub, Parent and Thomson Reuters with the SEC on July 18, 2012.  As a result of the consummation of the Offer, the Registrant has terminated the offering of the Registrant’s securities pursuant to the Prior Registration Statement. In accordance with undertakings made by the Registrant in the Prior Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that were registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but unsold under the Prior Registration Statements.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Prior Registration Statement and has duly caused this Post-Effective Amendment to the Prior Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 20, 2012.

FX ALLIANCE INC.

By:	/s/ Philip Z. Weisberg
Name: Philip Z. Weisberg
Title: Chief Executive Officer